

Federated Government Fund
Institutional Shares
                                         Yield = 2{(       $30,892.94 -       $0.00 )+1)^6-1}=
                                                       ---------------------------------------------------------
Computation of SEC Yield                                      504,575 *(     $10.26       -         0.00000 )
As of:  September 30, 1997
                                                       SEC Yield =            7.27%
                                                                           =========

Dividend and/or Interest
Inc for the 30 days ended     $30,892.94

Net Expenses for                   $0.00
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends             504,575

Maximum offering price            $10.26
per share as of 9/30/97

Undistributed net income         0.00000
